EXHIBIT 21.1

LIST OF SUBSIDIARIES

Subsidiaires

1.Intermeccanica International Inc., a British Columbia, Canada, corporation;

2.EMV Automotive USA Inc., a Nevada corporation;

3.SOLO EV LLC, a Michigan corporation; and

4.ElectraMeccanica USA, LLC, an Arizona limited liability company; and

5.EMV Automotive Technology (Chongqing) Inc., a PRC corporation.